Exhibit 99.1

2280 North Greenville Avenue, Richardson TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

Fossil, Inc. Announces Executive Changes

Richardson, TX. January 3, 2007 — Fossil, Inc. (NASDAQ: FOSL) today announced that Michael W. Barnes, formerly the Company’s Divisional President – International, has been promoted to the position of President and Chief Operating Officer effective January 1, 2007.  In addition, Mark D. Quick, formerly the Company’s Divisional President – Accessories, has been promoted to the position of Vice Chairman, effective January 1, 2007. Kosta N. Kartsotis, who previously held the title of President and Chief Executive Officer, will continue as Chief Executive Officer.

Kosta N. Kartsotis, Chief Executive Officer, stated: “These promotions recognize the significant contributions both executives have made at Fossil.  They also position the company for future global growth in both sales and profit.”

Mr. Barnes and Mr. Quick will continue to report to Kosta N. Kartsotis.

Safe Harbor

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those stated in such forward-looking statements based upon risks and uncertainties, such as:  continued acceptance of the Company’s products in the marketplace; intense competition, both domestically and internationally; changes in external competitive market factors, such as introduction of new products, development of new competitors, competitive brands or competitive promotional activity or spending; changes in consumer demands for the various types of products that Fossil offers; changes in consumer tastes and fashion trends; inventory risks due to shifts in market demands; changes in foreign currency rates in relation to the United States dollar; the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies; changes in accounting rules; accuracy of forecast data; the potential accounting, financial, tax and other impact of the Special Committee’s review of the Company’s equity granting practices; and the results of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.